Exhibit 10.1

AMENDED AND RESTATED

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

CBS CORPORATION

AND

CBS OUTDOOR AMERICAS INC.

DATED AS OF JULY 16, 2014

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINITIONS

ARTICLE II
SERVICES, DURATION AND SERVICES MANAGERS
Section 2.01.	Services	3
Section 2.02.	Duration of Services	3
Section 2.03.	Additional Unspecified Services	4
Section 2.04.	New Services	5
Section 2.05.	Services Not Included	5
Section 2.06.	Transition Services Managers	5
Section 2.07.	Personnel	6

ARTICLE III
ADDITIONAL ARRANGEMENTS

Section 3.01.	Software and Software Licenses	7
Section 3.02.	Access to Facilities	8
Section 3.03.	Cooperation	9
Section 3.04.	Data Protection	9

ARTICLE IV
COSTS AND DISBURSEMENTS

Section 4.01.	Costs and Disbursements	9
Section 4.02.	Tax Matters	10
Section 4.03.	No Right to Set-Off	11

ARTICLE V
STANDARD FOR SERVICE

Section 5.01.	Standard for Service	11
Section 5.02.	Disclaimer of Warranties	12
Section 5.03.	Compliance with Laws and Regulations	12

ARTICLE VI
LIMITED LIABILITY AND INDEMNIFICATION

Section 6.01.	Consequential and Other Damages	13
Section 6.02.	Limitation of Liability	13
Section 6.03.	Obligation To Reperform; Liabilities	13
Section 6.04.	Release and Recipient Indemnity	13
Section 6.05.	Provider Indemnity	14
Section 6.06.	Indemnification Procedures	14

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AMENDED AND RESTATED

TRANSITION SERVICES AGREEMENT

This AMENDED AND RESTATED TRANSITION SERVICES AGREEMENT, dated as of July 16, 2014 (this “Agreement”), is by and between CBS Corporation, a Delaware corporation (“CBS”), and CBS Outdoor Americas Inc., a Maryland corporation (“Outdoor Americas”), and amends and restates and supersedes in its entirety the Transition Services Agreement, dated as of April 2, 2014, by and between CBS and Outdoor Americas (the “Initial Agreement”). CBS and Outdoor Americas are herein referred to individually as a “Party” and collectively as the “Parties.” Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the meaning set forth in the Master Separation Agreement, dated as of April 2, 2014, by and between CBS and Outdoor Americas (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”).

RECITALS

WHEREAS, on April 2, 2014, CBS caused Outdoor Americas, then a wholly owned indirect subsidiary of CBS, to issue shares of Outdoor Americas Common Stock in an initial public offering (the “IPO”);

WHEREAS, CBS presently owns approximately 81% of the outstanding shares of Outdoor Americas Common Stock;

WHEREAS, CBS presently intends to distribute the Outdoor Americas Common Stock held by CBS in one or more transactions that collectively have the effect that all or a substantial part of the shares of Outdoor Americas Common Stock held by CBS are distributed to all or some of the stockholders of CBS, whenever such transaction(s) shall occur (such transactions, collectively, the “Split-Off”);

WHEREAS, prior to the IPO, CBS provided certain services to Outdoor Americas and Outdoor Americas provided certain services to CBS;

WHEREAS, Outdoor Americas has requested from CBS, and CBS has requested from Outdoor Americas, that certain such services continue from the date of this Agreement for a limited period of time pursuant to this Agreement;

WHEREAS, CBS and Outdoor Americas have entered into the Separation Agreement; and

WHEREAS, in order to facilitate and provide for an orderly transition under the Separation Agreement, the Parties desire to amend and restate this Agreement to set forth the terms and conditions pursuant to which each of the parties shall provide to the other the Services (as defined herein) for a transitional period.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Additional Services” shall have the meaning set forth in Section 2.03(a).

“Agreement” shall have the meaning set forth in the Preamble.

“CBS” shall have the meaning set forth in the Preamble.

“CBS Business” shall mean the businesses and operations of the CBS Group other than the Outdoor Americas Business.

“CBS Group” shall have the meaning set forth in the Separation Agreement.

“CBS Local Service Manager” shall have the meaning set forth in Section 2.06(a).

“CBS Services” shall have the meaning set forth in Section 2.01.

“CBS Services Manager” shall have the meaning set forth in Section 2.06(a).

“Confidential Information” shall have the meaning set forth in Section 8.03(a).

“Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment.

“Governmental Requirements” shall have the meaning set forth in the Tax Matters Agreement.

“Interest Payment” shall have the meaning set forth in Section 4.01(d).

“IPO Closing Time” shall have the meaning set forth in the Separation Agreement.

“New Services” shall have the meaning set forth in Section 2.04(a).

“Outdoor Americas” shall have the meaning set forth in the Preamble.

“Outdoor Americas Business” shall have the meaning set forth in the Separation Agreement.

“Outdoor Americas Group” shall have the meaning set forth in the Separation Agreement.

“Outdoor Americas Local Service Manager” shall have the meaning set forth in Section 2.06(b).

“Outdoor Americas Services Manager” shall have the meaning set forth in Section 2.06(b)

“Provider” shall mean the Party or its Subsidiary or Affiliate providing a Service under this Agreement.

“Provider Indemnified Party” shall have the meaning set forth in Section 6.04.

“Recipient” shall mean the Party or its Subsidiary or Affiliate to whom a Service under this Agreement is being provided.

“Recipient Indemnified Party” shall have the meaning set forth in Section 6.05.

“Reimbursement Charges” shall have the meaning set forth in Section 4.01(c).

“Schedule(s)” shall have the meaning set forth in Section 2.02.

“Separation Agreement” shall have the meaning set forth in the Preamble.

“Service Charges” shall have the meaning set forth in Section 4.01(a).

“Service Extension” shall have the meaning set forth in Section 7.01(c).

“Service Increases” shall have the meaning set forth in Section 2.03(b).

“Services” shall have the meaning set forth in Section 2.01.

“Taxes” shall have the meaning set forth in the Tax Matters Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 4.02(a).

“VAT” shall have the meaning set forth in Section 4.02(a).

ARTICLE II

SERVICES, DURATION AND SERVICES MANAGERS

Section 2.01. Services. Subject to the terms and conditions of this Agreement, (a) CBS shall provide or cause to be provided to the Outdoor Americas Group the services listed on Schedule A to this Agreement (the “CBS Services”) and (b) Outdoor Americas shall provide or cause to be provided to the CBS Group the services listed on Schedule B to this Agreement (the “Outdoor Americas Services,” and, collectively with the CBS Services, any Additional Services, any Service Increases and any New Services, the “Services”). All of the Services shall be for the sole use and benefit of the respective Recipient and its respective Party.

Section 2.02. Duration of Services. Subject to the terms of this Agreement, each of CBS and Outdoor Americas shall provide or cause to be provided to the respective Recipients each Service until the earlier to occur of, with respect to each such Service, (i) the expiration of the term for such Service (or, subject to the terms of Section 7.01(c), the expiration of any Service Extension) as set forth on Schedule A or Schedule B (each a “Schedule,” and, collectively, the “Schedules”) or (ii) the date on which such Service is terminated under Section 7.01(b).

Section 2.03. Additional Unspecified Services. (a) If CBS or Outdoor Americas (i) identifies a service that (x) the CBS Group provided to the Outdoor Americas Group prior to the IPO Closing Time that Outdoor Americas reasonably needs in order for the Outdoor Americas Business to continue to operate in substantially the same manner in which the Outdoor Americas Business operated prior to the IPO Closing Time, and such service was not included on Schedule A (other than because the Parties agreed such service shall not be provided), or (y) the Outdoor Americas Group provided to the CBS Group prior to the IPO Closing Time that CBS reasonably needs in order for the CBS Business to continue to operate in substantially the same manner in which the CBS Business operated prior to the IPO Closing Time, and such service was not included on Schedule B (other than because the Parties agreed such service shall not be provided), and (ii) provides written notice to the other Party within three (3) months following the date of the Initial Agreement requesting such additional services, then such other Party shall use its commercially reasonable efforts to provide such requested additional services (such requested additional services, the “Additional Services”); provided, however, that no Party shall be obligated to provide any Additional Service if it does not, in its reasonable judgment, have adequate resources to provide such Additional Service or if the provision of such Additional Service would significantly disrupt the operation of its businesses; and provided, further, that the Provider shall not be required to provide any Additional Services if the Parties are unable to reach agreement on the terms thereof (including with respect to Service Charges therefor). In connection with any request for Additional Services in accordance with this Section 2.03(a), the CBS Services Manager and the Outdoor Americas Services Manager shall in good faith negotiate the terms of a supplement to the applicable Schedule, which terms shall be consistent with the terms of, and the pricing methodology used for, similar Services provided under this Agreement. Upon the mutual written agreement of the Parties, the supplement to the applicable Schedule shall describe in reasonable detail the nature, scope, service period(s), termination provisions and other terms applicable to such Additional Services in a manner similar to that in which the Services are described in the existing Schedules. Each supplement to the applicable Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement, and the Additional Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

(b) If (i) a Recipient requests to increase, relative to historical levels prior to the IPO Closing Time, the volume, amount, level or frequency, as applicable, of any Service provided by such Provider and (ii) such increase is reasonably determined by the Recipient as necessary for the Recipient to operate its businesses (such increases, the “Service Increases”), then such Provider shall consider such request in good faith; provided, however, that no Party shall be obligated to provide any Service Increase, including because, after good-faith negotiations between the Parties, the Parties fail to reach an agreement with respect to the terms thereof (including with respect to Service Charges therefor). In connection with any request for Service Increases in accordance with this Section 2.03(b), the CBS Services Manager and the Outdoor Americas Services Manager shall in good faith negotiate the terms of an amendment to the applicable Schedule, which amendment shall be consistent with the terms of, and the pricing methodology used for, the applicable Service. Each amended Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement, and the Service Increases set forth therein shall be deemed a part of the “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 2.04. New Services. (a) From time to time during the term of this Agreement, either Party may request the other Party to provide additional or different services which such other Party is not expressly obligated to provide under this Agreement (excluding, for the avoidance of doubt, any Additional Services or Service Increases, the “New Services”). The Party receiving such request shall consider such request in good faith; provided, however, that no Party shall be obligated to provide any New Services, including because, after negotiations between the Parties pursuant to Section 2.04(b), the Parties fail to reach an agreement with respect to the terms (including the Service Charges) applicable to the provision of such New Services.

(b) In connection with any request for New Services in accordance with Section 2.04(a), the CBS Services Manager and the Outdoor Americas Services Manager shall in good faith (i) negotiate the applicable Service Charge and the terms of a supplement to the applicable Schedule, which supplement shall describe in reasonable detail the nature, scope, service period(s), termination provisions and other terms applicable to such New Services and (ii) determine any costs and expenses, including any start-up costs and expenses, that would be incurred by the Provider in connection with the provision of such New Services, which costs and expenses shall be borne solely by the Recipient. Each supplement to the applicable Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement, and the New Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 2.05. Services Not Included. It is not the intent of the Provider to render, nor of the Recipient to receive from the Provider, professional advice or opinions, whether with regard to Tax, legal, treasury, finance, employment or other business and financial matters, technical advice, whether with regard to information technology or other matters, or the handling of or addressing environmental matters; the Recipient shall not rely on, or construe, any Service rendered by or on behalf of the Provider as such professional advice or opinions or technical advice; and the Recipient shall seek all third-party professional advice and opinions or technical advice as it may desire or need.

Section 2.06. Transition Services Managers. (a) CBS hereby appoints and designates the individual holding the CBS position set forth on Exhibit I to act as its initial services manager (the “CBS Services Manager”), who will be directly responsible for coordinating and managing the delivery of the CBS Services and have authority to act on CBS’s behalf with respect to matters relating to the provision of Services under this Agreement. The CBS Services Manager will work with the personnel of the CBS Group to periodically address issues and matters raised by Outdoor Americas relating to the provision of Services under this Agreement. Notwithstanding the requirements of Section 8.06, all communications from Outdoor Americas to CBS pursuant to this Agreement regarding routine matters involving a Service shall be made first through the individual specified as the local service manager (the “CBS Local Service

Manager”) with respect to such Service on Schedule A or such other individual as may be specified by the CBS Services Manager in writing and delivered to Outdoor Americas by email or facsimile transmission with receipt confirmed; provided that, if the CBS Local Service Manager is not available, shall thereafter be made through the CBS Services Manager. CBS shall notify Outdoor Americas of the appointment of a different CBS Services Manager or CBS Local Service Manager(s), if necessary, in accordance with Section 8.06.

(b) Outdoor Americas hereby appoints and designates the individual holding the Outdoor Americas position set forth on Exhibit I to act as its initial services manager (the “Outdoor Americas Services Manager”), who will be directly responsible for coordinating and managing the delivery of the Outdoor Americas Services and have authority to act on Outdoor Americas’ behalf with respect to matters relating to this Agreement. The Outdoor Americas Services Manager will work with the personnel of the Outdoor Americas Group to periodically address issues and matters raised by CBS relating to this Agreement. Notwithstanding the requirements of Section 8.06, all communications from CBS to Outdoor Americas pursuant to this Agreement regarding routine matters involving a Service shall be made through the individual specified as the local service manager (the “Outdoor Americas Local Service Manager”) with respect to such Service on Schedule B or as specified by the Outdoor Americas Services Manager in writing and delivered to CBS by email or facsimile transmission with receipt confirmed; provided that if the Outdoor Americas Local Service Manager is not available, shall thereafter be made through the Outdoor Americas Services Manager. Outdoor Americas shall notify CBS of the appointment of a different Outdoor Americas Services Manager or Outdoor Americas Local Service Manager(s), if necessary, in accordance with Section 8.06.

Section 2.07. Personnel. (a) The Provider of any Service will make available to the Recipient of such Service such personnel as may be necessary to provide such Service on the understanding that such personnel shall remain employed and/or engaged by the Provider. The Provider will have the right, in its reasonable discretion, to (i) designate which personnel it will assign to perform such Service and (ii) remove and replace such personnel at any time; provided, however, that any such removal or replacement shall not be the basis for any increase in any Service Charge or Reimbursement Charge payable hereunder or relieve the Provider of its obligation to provide any Service hereunder; and provided, further, that the Provider will use its commercially reasonable efforts to limit the disruption to the Recipient in the transition of the Services to different personnel.

(b) In the event that the provision of any Service by the Provider requires the cooperation and services of the personnel of the Recipient, the Recipient will make available to the Provider such personnel (who shall be appropriately qualified for purposes of so supporting the provision of such Service by the Provider) as may be necessary for the Provider to provide such Service on the understanding that such personnel shall remain employed and/or engaged by the Recipient. The Recipient will have the right, in its reasonable discretion, to (i) designate which personnel it will make available to the Provider in connection with the provision of such Service and (ii) remove and replace such personnel at any time; provided, however, that any resulting increase in costs to the Provider shall be borne by the Recipient and any adverse effect to the provision of such Service by the Provider shall not be deemed a breach of this Agreement; and provided, further, that the Recipient will use its commercially reasonable efforts to limit the disruption to the Provider in the transition of such personnel. If the Provider, in its reasonable discretion and following discussions with the Recipient, requests the Recipient to remove and/or replace any such personnel from their roles in respect of the Services being provided by the Provider, the Recipient shall comply with such request.

(c) No Provider shall be liable under this Agreement for any Liabilities incurred by the Recipient Indemnified Parties that are primarily attributable to, or that are a consequence of, any actions or inactions of the personnel of the Recipient, except for any such actions or inactions undertaken pursuant to the direction of the Provider.

(d) Nothing in this Agreement shall grant the Provider, or its employees or agents that are performing the Services, the right directly or indirectly to control or direct the operations of the Recipient or any member of its Group. Such employees and agents shall not be required to report to the management of the Recipient nor be deemed to be under the management or direction of the Recipient. The Recipient acknowledges and agrees that, except as may be expressly set forth herein as a Service (including any Additional Services, Service Increases or New Services) or otherwise expressly set forth in the Separation Agreement, another Ancillary Agreement or any other applicable agreement, no Provider or any member of its Group shall be obligated to provide, or cause to be provided, any service or goods to any Recipient or any member of its Group.

ARTICLE III

ADDITIONAL ARRANGEMENTS

Section 3.01. Software and Software Licenses. (a) If and to the extent requested by Outdoor Americas, CBS shall use commercially reasonable efforts to assist Outdoor Americas in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary and applicable, certain computer software necessary for CBS to provide, and Outdoor Americas to receive, CBS Services; provided, however, that CBS shall not be required to pay any fees or other payments or incur any obligations or liabilities to enable Outdoor Americas to obtain any such license or rights (except and to the extent that Outdoor Americas advances such fees or payments to CBS); provided, further, that CBS shall not be required to seek broader rights or more favorable terms for Outdoor Americas than those applicable to CBS or Outdoor Americas, as the case may be, prior to the date of the Initial Agreement or as may be applicable to CBS from time to time hereafter; and, provided, further, that Outdoor Americas shall bear only those costs that relate solely and directly to obtaining such licenses (or other appropriate rights) in the ordinary course. The Parties acknowledge and agree that there can be no assurance that CBS’s efforts will be successful or that Outdoor Americas will be able to obtain such licenses or rights on acceptable terms or at all, and, where CBS enjoys rights under any enterprise or site license or similar license, the Parties acknowledge that such license typically precludes partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities. In the event that Outdoor Americas is unable to obtain such software licenses, the Parties shall work together using commercially reasonable efforts to obtain an alternative software license to allow CBS to provide, and Outdoor Americas to receive, such CBS Services, and the Parties shall negotiate in good faith an amendment to the applicable Schedule to reflect any such new arrangement.

(b) If and to the extent requested by CBS, Outdoor Americas shall use commercially reasonable efforts to assist CBS in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary and applicable, certain computer software necessary for Outdoor Americas to provide, and CBS to receive, Outdoor Americas Services; provided, however, that Outdoor Americas shall not be required to pay any fees or other payments or incur any obligations or liabilities to enable CBS to obtain any such license or rights (except and to the extent that CBS advances such fees or payments to Outdoor Americas); provided, further, that Outdoor Americas shall not be required to seek broader rights or more favorable terms for CBS than those applicable to Outdoor Americas or CBS, as the case may be, prior to the date of the Initial Agreement or as may be applicable to Outdoor Americas from time to time hereafter; and, provided, further, that CBS shall bear only those costs that relate solely and directly to obtaining such licenses (or other appropriate rights) in the ordinary course. The Parties acknowledge and agree that there can be no assurance that Outdoor Americas’ efforts will be successful or that CBS will be able to obtain such licenses or rights on acceptable terms or at all, and, where Outdoor Americas enjoys rights under any enterprise or site license or similar license, the Parties acknowledge that such license typically precludes partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities. In the event that CBS is unable to obtain such software licenses, the Parties shall work together using commercially reasonable efforts to obtain an alternative software license to allow Outdoor Americas to provide, and CBS to receive, such Outdoor Americas Services, and the Parties shall negotiate in good faith an amendment to the applicable Schedule to reflect any such new arrangement.

(c) In the event that there are any costs associated with obtaining software licenses in accordance with Section 3.01 that (i) would not be payable in the ordinary course, including in the form of a “transfer fee” or other similar fees or expenses payable by the Recipient or the Provider and (ii) would not have been payable by the Recipient or the Provider absent the need for a consent or waiver in connection with the license that the Recipient is seeking to obtain, such costs shall be borne by the Recipient.

Section 3.02. Access to Facilities. (a) Outdoor Americas shall, and shall cause its Subsidiaries to, allow CBS and its Representatives reasonable access to the facilities of Outdoor Americas necessary for CBS to fulfill its obligations under this Agreement.

(b) CBS shall, and shall cause its Subsidiaries to, allow Outdoor Americas and its Representatives reasonable access to the facilities of CBS necessary for Outdoor Americas to fulfill its obligations under this Agreement.

(c) Notwithstanding the other rights of access of the Parties under this Agreement, each Party shall, and shall cause its Subsidiaries to, afford the other Party, its Subsidiaries and Representatives, following not less than five (5) business days’ prior written notice from the other Party, reasonable access during normal business hours to the facilities, information, systems, infrastructure and personnel of the relevant Providers as reasonably necessary for the other Party to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, such access shall not unreasonably interfere with any of the business or operations of such Party or its Subsidiaries.

(d) Except as otherwise permitted by the other Party in writing, each Party shall permit only its authorized Representatives, contractors, invitees or licensees to access the other Party’s facilities.

Section 3.03. Cooperation. It is understood that it will require the significant efforts of both Parties to implement this Agreement and to ensure performance of this Agreement by the Parties at the agreed-upon levels in accordance with all of the terms and conditions of this Agreement. The Parties will cooperate, acting in good faith and using commercially reasonable efforts, to effect a smooth and orderly transition of the Services provided under this Agreement from the Provider to the Recipient (including repairs and maintenance Services and the assignment or transfer of the rights and obligations under any third-party contracts relating to the Services); provided, however, that this Section 3.03 shall not require either Party to incur any out-of-pocket costs or expenses.

Section 3.04. Data Protection. The Provider shall only process personal data which it may receive from the Recipient, while carrying out its duties under this Agreement, (a) in such a manner as is necessary to carry out those duties, (b) in accordance with the instructions of the Recipient and (c) using appropriate technical and organizational measures to prevent the unauthorized or unlawful processing of such personal data and/or the accidental loss or destruction of, or damage to, such personal data.

ARTICLE IV

COSTS AND DISBURSEMENTS

Section 4.01. Costs and Disbursements. (a) Except as otherwise provided in this Agreement, a Recipient of Services shall pay to the Provider of such Services a monthly fee for the Services (or category of Services, as applicable) (each fee constituting a “Service Charge” and, collectively, “Service Charges”) as listed on the Schedules hereto.

(b) The amount of the Service Charge for each Service shall increase three percent (3%) annually on each anniversary of this Agreement (including during the term of any Service Extension). In addition, during the term of this Agreement, the amount of a Service Charge for any Services (or category of Services, as applicable) may increase to the extent of: (i) any increases mutually agreed to by the Parties, (ii) any Service Charges applicable to any Additional Services, Service Increases or New Services and (iii) any increase in the rates or charges imposed by any unaffiliated third-party provider that is providing Services. Together with any monthly invoice for Service Charges and Reimbursement Charges, the Provider shall provide the Recipient with documentation to support the calculation of such Service Charges or any Reimbursement Charges.

(c) The Recipient shall reimburse the Provider for reasonable out-of-pocket costs and expenses incurred by the Provider or its Affiliates in connection with providing the Services (including necessary travel-related expenses) (each such cost or expense, a “Reimbursement Charge” and, collectively, “Reimbursement Charges”); provided, however, that any such cost or expense that is materially inconsistent with historical practice between the Parties for any Service (including business travel and related expenses) shall require advance approval of the Recipient. Any authorized travel-related expenses incurred in performing the Services shall be incurred and charged to the Recipient in accordance with the Provider’s then-applicable business travel policies made known to the Recipient.

(d) The Service Charges and Reimbursement Charges due and payable hereunder shall be invoiced and paid in U.S. dollars. The Recipient shall pay the amount of each monthly invoice by wire transfer (or such other method of payment as may be agreed between the Parties) to the Provider within sixty (60) days of the receipt of each such invoice, including appropriate documentation as described herein. In the absence of a timely notice of billing dispute in accordance with the provisions of Article VII of the Separation Agreement, if the Recipient fails to pay such amount by the due date, the Recipient shall be obligated to pay to the Provider, in addition to the amount due, interest at an annual default interest rate of three percent (3%), or the maximum legal rate, whichever is lower (the “Interest Payment”), accruing from the date the payment was due through the date of actual payment. In the event of any billing dispute, the Recipient shall promptly pay any undisputed amount.

(e) Subject to the confidentiality provisions set forth in Section 8.03, each Party shall, and shall cause their respective Affiliates to, provide, upon ten (10) days’ prior written notice from the other Party, any information within such Party’s or its Affiliates’ possession that the requesting Party reasonably requests in connection with any Services being provided to such requesting Party by an unaffiliated third-party provider, including any applicable invoices, agreements documenting the arrangements between such third-party provider and the Provider and other supporting documentation; provided, however, that each Party shall make no more than one such request during any calendar month.

Section 4.02. Tax Matters. (a) Without limiting any provisions of this Agreement, the Recipient shall be responsible for (i) all excise, sales, use, transfer, stamp, documentary, filing, recordation and other similar Taxes, (ii) any value added, goods and services or similar recoverable indirect Taxes (“VAT”) and (iii) any related interest and penalties (collectively, “Transfer Taxes”), in each case imposed or assessed as a result of the provision of Services by the Provider. In particular, but without prejudice to the generality of the foregoing, all amounts payable pursuant to this Agreement are exclusive of amounts in respect of VAT. Where any taxable supply for VAT purposes is made pursuant to this Agreement by the Provider to the Recipient, the Recipient shall either (i) on receipt of a valid VAT invoice from the Provider, pay to the Provider such additional amounts in respect of VAT as are chargeable on the supply of the services at the same time as payment is due for the supply of the services or (ii) where required by legislation to do so, account directly to the relevant Governmental Authority for any such VAT amounts. The Party required to account for Transfer Tax shall provide to the other Party evidence of the remittance of the amount of such Transfer Tax to the relevant Governmental Authority, including, without limitation, copies of any Tax returns remitting such amount. The Provider agrees that it shall take commercially reasonable actions to cooperate with the Recipient in obtaining any refund, return, rebate or the like of any Transfer Tax, including by filing any necessary exemption or other similar forms, certificates or other similar documents. The Recipient shall promptly reimburse the Provider for any costs incurred by the Provider or its Affiliates in connection with the Recipient obtaining a refund or overpayment of refund, return, rebate or the like of any Transfer Tax. For the avoidance of doubt, any applicable gross receipts-based or net income-based Taxes shall be borne by the Provider, unless the Provider is required by law to obtain, or allowed to separately invoice for and obtain, reimbursement of such Taxes from the Recipient.

(b) The Recipient shall be entitled to deduct and withhold Taxes required by any Governmental Requirements to be withheld on payments made pursuant to this Agreement. To the extent any amounts are so withheld, the Recipient shall (i) pay, in addition to the amount otherwise due to the Provider under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by the Provider will equal the full amount the Provider would have received had no such deduction or withholding been required, (ii) pay such deducted and withheld amount to the proper Governmental Authority and (iii) promptly provide to the Provider evidence of such payment to such Governmental Authority. The Provider shall, prior to the date of any payment to be made pursuant to this Agreement, at the request of the Recipient, make commercially reasonable efforts to provide the Recipient any certificate or other documentary evidence (x) required by Governmental Requirements or (y) which the Provider is entitled by Governmental Requirements to provide in order to reduce the amount of any Taxes that may be deducted or withheld from such payment, and the Recipient agrees to accept and act in reliance on any such duly and properly executed certificate or other applicable documentary evidence.

(c) If the Provider (i) receives any refund (whether by payment, offset, credit or otherwise) or (ii) utilizes any overpayment of Taxes that are borne by Recipient pursuant to this Agreement, then the Provider shall promptly pay, or cause to be paid, to the Recipient an amount equal to the deficiency or excess, as the case may be, with respect to the amount that the Recipient has borne if the amount of such refund or overpayment (including, for the avoidance of doubt, any interest or other amounts received with respect to such refund or overpayment) had been included originally in the determination of the amounts to be borne by Recipient pursuant to this Agreement, net of any additional Taxes the Provider incurs or will incur as a result of the receipt of such refund or such overpayment.

Section 4.03. No Right to Set-Off. The Recipient shall timely pay the full amount of Service Charges and Reimbursement Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to the Provider under this Agreement on account of any obligation owed by the Provider to the Recipient.

ARTICLE V

STANDARD FOR SERVICE

Section 5.01. Standard for Service.

(a) The Provider agrees (i) to perform the Services with substantially the same nature, quality, standard of care and service levels at which the same or similar services were performed by or on behalf of the Provider prior to the IPO Closing Time or, if not so previously provided, then substantially similar to that which are applicable to similar services provided to the Provider’s Affiliates or other business components; and (ii) upon receipt of written notice from the Recipient identifying any outage, interruption or other failure of any Service, to respond to such outage, interruption or other failure of such Service in a manner that is substantially similar to the manner in which such Provider or its Affiliates responded to any outage, interruption or other failure of the same or similar services to the IPO Closing Time. The Parties acknowledge that an outage, interruption or other failure of any Service shall not be deemed to be a breach of the provisions of this Section 5.01 so long as the applicable Provider complies with the foregoing clause (ii).

(b) Nothing in this Agreement shall require the Provider to perform or cause to be performed any Service to the extent the manner of such performance would constitute a violation of applicable Law or any existing contract or agreement with a third party. If the Provider is or becomes aware of any potential violation on the part of the Provider, the Provider shall promptly send a written notice to the Recipient of any such potential violation. The Parties each agree to cooperate and use commercially reasonable efforts to obtain any necessary third-party consents required under any existing contract or agreement with a third party to allow the Provider to perform or cause to be performed any Service in accordance with the standards set forth in this Section 5.01. Any costs and expenses incurred by either Party in connection with obtaining any such third-party consent that is required to allow the Provider to perform or cause to be performed any Service shall be solely the responsibility of the Recipient. If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required third-party consent, or the performance of such Service by the Provider would continue to constitute a violation of applicable Laws, the Provider shall use commercially reasonable efforts in good faith to provide such Services in a manner as closely as possible to the standards described in this Section 5.01 that would apply absent the exception provided for in the first sentence of this Section 5.01(b).

Section 5.02. Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SERVICES ARE PROVIDED AS-IS, THAT EACH RECIPIENT ASSUMES ALL RISKS AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES, AND EACH PROVIDER, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT THERETO. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PROVIDER HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF ANY SERVICE FOR A PARTICULAR PURPOSE.

Section 5.03. Compliance with Laws and Regulations. Each Party shall be responsible for its own compliance and its subcontractors’ compliance with any and all Laws applicable to its performance under this Agreement. No Party will knowingly take any action in violation of any such applicable Law that results in liability being imposed on the other Party.

ARTICLE VI

LIMITED LIABILITY AND INDEMNIFICATION

Section 6.01. Consequential and Other Damages. Notwithstanding anything to the contrary contained in the Separation Agreement or this Agreement, the Provider shall not be liable to the Recipient or any of its Affiliates or Representatives, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, for any special, indirect, incidental, punitive or consequential damages whatsoever (including lost profits or damages calculated on multiples of earnings approaches), which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by the Provider (including any Affiliates and Representatives of the Provider and any unaffiliated third-party providers, in each case, providing the applicable Services) under this Agreement or the provision of, or failure to provide, any Services under this Agreement, including with respect to loss of profits, business interruptions or claims of customers.

Section 6.02. Limitation of Liability. The Liabilities of each Provider and its Affiliates and Representatives, collectively, under this Agreement for any act or failure to act in connection herewith (including the performance or breach of this Agreement), or from the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, shall not exceed the total aggregate Service Charges (excluding any Reimbursement Charges) actually paid to such Provider by the Recipient pursuant to this Agreement. The foregoing limitations on Liability in this Section 6.02 shall not apply to any breach of Section 8.03 and shall not limit any obligation to re-perform as set forth in Section 6.03. This Section 6.02 shall survive any termination of this Agreement.

Section 6.03. Obligation To Re-perform; Liabilities. In the event of any breach of this Agreement by any Provider with respect to the provision of any Services (with respect to which the Provider can reasonably be expected to re-perform in a commercially reasonable manner), the Provider shall (a) promptly correct in all material respects such error, defect or breach or re-perform in all material respects such Services at the request of the Recipient and at the sole cost and expense of the Provider and (b) subject to the limitations set forth in Sections 6.01 and 6.02, reimburse the Recipient and its Affiliates and Representatives for Liabilities attributable to such breach by the Provider. The remedy set forth in this Section 6.03 shall be the sole and exclusive remedy of the Recipient for any such breach of this Agreement. Any request for re-performance in accordance with this Section 6.03 by the Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than one (1) month from the date such error, defect or breach becomes apparent or should have reasonably become apparent to the Recipient. This Section 6.03 shall survive any termination of this Agreement.

Section 6.04. Release and Recipient Indemnity. Subject to Section 6.01, each Recipient hereby releases the applicable Provider and its Affiliates and Representatives (each, a “Provider Indemnified Party”), and each Recipient hereby agrees to indemnify, defend and hold harmless each such Provider Indemnified Party from and against any and all Liabilities arising from, relating to or in connection with: (a) the use of any Services by such Recipient or any of its Affiliates, Representatives or other Persons using such Services; or (b) the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, in the case of each of clause (a) and (b), except to the extent that such Liabilities arise out of, relate to or are a consequence of the applicable Provider Indemnified Party’s bad faith, gross negligence or willful misconduct.

Section 6.05. Provider Indemnity. Subject to Section 6.01, each Provider hereby agrees to indemnify, defend and hold harmless the applicable Recipient and its Affiliates and Representatives (each a “Recipient Indemnified Party”), from and against any and all Liabilities arising from, relating to or in connection with: (a) the use of any Services by such Recipient or any of its Affiliates, Representatives or other Persons using such Services; or (b) the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, in the case of each of clause (a) and (b), to the extent that such Liabilities arise out of, relate to or are a consequence of the applicable Provider’s bad faith, gross negligence or willful misconduct.

Section 6.06. Indemnification Procedures. The provisions of Article VI of the Separation Agreement shall govern claims for indemnification under this Agreement.

Section 6.07. Liability for Payment Obligations. Nothing in this Article VI shall be deemed to eliminate or limit, in any respect, CBS’s or Outdoor Americas’ express obligation in this Agreement to pay Service Charges and Reimbursement Charges for Services rendered in accordance with this Agreement.

Section 6.08. Exclusion of Other Remedies. The provisions of Sections 6.03, 6.04 and 6.05 of this Agreement shall, to the maximum extent permitted by applicable Law, be the sole and exclusive remedies of the Provider Indemnified Parties and the Recipient Indemnified Parties, as applicable, for any claim, loss, damage, expense or liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement.

Section 6.09. Confirmation. Neither Party excludes responsibility for any liability which cannot be excluded pursuant to applicable Law.

ARTICLE VII

TERM AND TERMINATION

Section 7.01. Term and Termination. (a) This Agreement shall terminate upon the earlier to occur of: (i) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms of this Agreement or (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety.

(b) Without prejudice to a Recipient’s rights with respect to a Force Majeure, a Recipient may from time to time terminate this Agreement with respect to the entirety of any individual Service but not a portion thereof:

(i) for any reason or no reason, upon providing at least thirty (30) days’ prior written notice to the Provider; provided, however, that the Recipient shall pay to the Provider the necessary and reasonable documented out-of-pocket costs incurred in connection with the wind down of such Service other than any employee severance and relocation expenses, but including unamortized license fees and costs for equipment used to provide such Service, contractual obligations under agreements used to provide such Service, any breakage or termination fees and any other termination costs payable by the Provider with respect to any resources or pursuant to any other third-party agreements that were used by the Provider to provide such Service (or an equitably allocated portion thereof, in the case of any such equipment, resources or agreements that also were used for purposes other than providing Services); or

(ii) if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist thirty (30) days after receipt by the Provider of written notice of such failure from the Recipient.

In the event that any Service is terminated other than at the end of a month, the Service Charge associated with such Service shall be pro-rated appropriately. The Parties acknowledge that there may be interdependencies among the Services being provided under this Agreement that may not be identified on the applicable Schedules and agree that, if the Provider’s ability to provide a particular Service in accordance with this Agreement is materially and adversely affected by the termination of another Service in accordance with Section 7.01(b)(i), then the Parties shall negotiate in good faith to amend the Schedule relating to such affected continuing Service, which amendment shall be consistent with the terms of, and the pricing methodology used for, comparable Services.

(c) In connection with the termination of any Service, if the Recipient reasonably determines that it will require such Service to continue beyond the date on which such Service is scheduled to terminate, the Recipient may request that the Provider extend such Service (any such extension, a “Service Extension”) for a specified period beyond the scheduled termination of such Service (which period shall in no event be longer than one hundred and eighty (180) days) by written notice to the Provider no less than thirty (30) days prior to the date of such scheduled termination, and Provider shall consider any such request in good faith; provided, however, that no Party shall be obligated to agree to any Service Extension, including because, after good-faith negotiations between the Parties, the Parties fail to reach an agreement with respect to the terms thereof; provided, further, however, that (i) there shall be no more than one (1) Service Extension with respect to each Service and (ii) the Provider shall not be obligated to provide such Service Extension if a third-party consent is required and cannot be obtained by the Provider. Unless otherwise agreed to by Provider and Recipient, the Service Charge applicable to any such Service Extension shall be one hundred and twenty percent (120%) of the Service Charge applicable to such Service immediately prior to the Service Extension. In connection with any request for Service Extensions in accordance with this Section 7.01(c), the CBS Services Manager and the Outdoor Americas Services Manager shall in good faith (x) negotiate the terms of an amendment to the applicable Schedule, which amendment shall be consistent with the terms of the applicable Service, and (y) determine the costs and expenses (other than Service Charges), if any, that would be incurred by the Provider or the Recipient, as the case may be, in connection with the provision of such Service Extension, which costs and expenses shall be borne solely by the Party requesting the Service Extension. Each amended Schedule to implement a Service Extension, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and any Services provided pursuant to such Service Extensions shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 7.02. Effect of Termination. Upon termination of any Service pursuant to this Agreement, the Provider of the terminated Service will have no further obligation to provide the terminated Service, and the relevant Recipient will have no obligation to pay any future Service Charges relating to any such Service; provided, however, that the Recipient shall remain obligated to the relevant Provider for the (i) Service Charges and Reimbursement Charges owed and payable in respect of Services provided prior to the effective date of termination and (ii) any applicable charges described in Section 7.01(b)(i), which charges shall be payable only in the event that the Recipient terminates any Service pursuant to Section 7.01(b)(i). In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, Article VI (including liability in respect of any indemnifiable Liabilities under this Agreement arising or occurring on or prior to the date of termination), Article VII, Article VIII and all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges and Reimbursement Charges and any applicable charges payable pursuant to Section 7.01(b)(i), shall continue to survive indefinitely.

Section 7.03. Force Majeure. (a) Neither Party (nor any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of a Force Majeure; provided, however, that (i) such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of such Force Majeure on its obligations; and (ii) the nature, quality and standard of care that the Provider shall provide in delivering a Service after a Force Majeure shall be substantially the same as the nature, quality and standard of care that the Provider provides to its Affiliates with respect to such Service. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of such cause.

(b) During the period of a Force Majeure, the Recipient shall be entitled to permanently terminate such Service(s) (and shall be relieved of the obligation to pay Service Charges for such Services(s) throughout the duration of such Force Majeure) if a Force Majeure shall continue to exist for more than fifteen (15) consecutive days, it being understood that Recipient shall not be required to provide any advance notice of such termination to Provider or pay any charges in connection therewith.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01. No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party as an agent of an unaffiliated party in the conduct of such other party’s business. A Provider of any Service under this Agreement shall act as an independent contractor and not as the agent of the Recipient in performing such Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, national, state, local or foreign.

Section 8.02. Subcontractors. A Provider may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided, however, that (i) such Provider shall use the same degree of care in selecting any such subcontractor as it would if such contractor was being retained to provide similar services to the Provider and (ii) such Provider shall in all cases remain primarily responsible for all of its obligations under this Agreement with respect to the scope of the Services, the standard for services as set forth in Article V and the content of the Services provided to the Recipient.

Section 8.03. Treatment of Confidential Information.

(a) The Parties shall not, and shall cause all other persons providing Services or having access to information of the other Party that is confidential or proprietary (“Confidential Information”) not to, disclose to any other person or use, except for purposes of this Agreement, any Confidential Information of the other Party; provided, however, that the Confidential Information may be used by such Party to the extent that such Confidential Information has been (i) in the public domain through no fault of such Party or any member of such Group or any of their respective Representatives, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any Confidential Information of the other Party; provided, further, that each Party may disclose Confidential Information of the other Party, to the extent not prohibited by applicable Law: (i) to its Representatives on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; (ii) in any report, statement, testimony or other submission required to be made to any Governmental Authority having jurisdiction over the disclosing Party; or (iii) in order to comply with applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding. In the event that a Party becomes legally compelled (based on advice of counsel) by deposition, interrogatory, request for documents subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its commercially reasonable efforts (at such other Party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.

(b) Each Party shall, and shall cause its Representatives to, protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such as the Party uses to protect its own confidential information of a like nature, but in any event no less than a reasonable degree of care.

(c) Each Party shall be liable for any failure by its respective Representatives to comply with the restrictions on use and disclosure of Confidential Information contained in this Agreement.

(d) Each Party shall comply with all applicable local, state, national, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of Services under this Agreement.

Section 8.04. Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

Section 8.05. Dispute Resolution. Any Dispute shall be resolved in accordance with the procedures set forth in Article VII of the Separation Agreement, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified herein or in Article VII of the Separation Agreement.

Section 8.06. Notices. Except with respect to routine communications by the CBS Services Manager, Outdoor Americas Services Manager, CBS Local Services Manager and Outdoor Americas Local Services Manager under Section 2.06, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.06):

(i)	if to CBS:

CBS Corporation

51 West 52nd Street

New York, New York 10019

Attn: General Counsel

(ii)	if to Outdoor Americas:

CBS Outdoor Americas Inc.

405 Lexington Avenue, 17th Floor

New York, New York 10174

Attn: General Counsel

Section 8.07. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 8.08. Entire Agreement. This Agreement, together with the documents referenced herein (including the Separation Agreement and any other Ancillary Agreements) constitutes the entire agreement between the parties with respect to the subject matter hereof, supersede all prior written and oral and all contemporaneous oral agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

Section 8.09. No Third-Party Beneficiaries. Except as provided in Article VI with respect to Provider Indemnified Parties and Recipient Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of CBS or Outdoor Americas, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 8.10. Governing Law. This Agreement (and any claims or disputes arising out of or related to this Agreement or to the transactions contemplated by this Agreement or to the inducement of any Party to enter into this Agreement or the transactions contemplated by this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction (other than Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York).

Section 8.11. Amendment. No provision of this Agreement, including any Schedules to this Agreement, may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement or any such Schedules to this Agreement, as applicable, signed by all the Parties.

Section 8.12. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Schedules are references to the Articles, Sections, paragraphs and Schedules of this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) CBS and Outdoor Americas have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless business days are expressly specified; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a business day, the period shall end on the next succeeding business day.

Section 8.13. Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 8.14. Assignability. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of CBS and Outdoor Americas, except that each Party may:

(a) assign all of its rights and obligations under this Agreement to any of its Subsidiaries; provided that, in connection with any such assignment, the assigning Party provides a guarantee to the non-assigning Party (in a form reasonably agreed upon) for any liability or obligation of the assignee under this Agreement;

(b) in connection with the divestiture of any Subsidiary or business of such Party that is a Recipient to an acquiror that is not a competitor of the Provider, assign to the acquiror of such Subsidiary or business its rights and obligations as a Recipient with respect to the Services provided to such divested Subsidiary or business under this Agreement; provided that (i) in connection with any such assignment, the assigning Party provides a guarantee to the non-assigning Party (in a form reasonably agreed upon) for any liability or obligation of the assignee under this Agreement, (ii) any and all costs and expenses incurred by either Party in connection with such assignment (including in connection with clause (iii) of this proviso) shall be borne solely by the assigning Party, and (iii) the Parties shall in good faith negotiate any amendments to this Agreement, including the Schedules hereto, that may be necessary or appropriate in order to assign such Services; and

(c) in connection with the divestiture of any Subsidiary or business of such Party that is a Recipient to an acquiror that is a competitor of the Provider, assign to the acquiror of such Subsidiary or business its rights and obligations as a Recipient with respect to the Services provided to such divested Subsidiary or business under this Agreement; provided that (i) in connection with any such assignment, the assigning Party provides a guarantee to the non-assigning Party (in a form reasonably agreed upon) for any liability or obligation of the assignee under this Agreement, (ii) any and all costs and expenses incurred by either Party in connection with such assignment (including in connection with clause (iii) of this proviso) shall be borne solely by the assigning Party, (iii) the Parties shall in good faith negotiate any amendments to this Agreement, including the Schedules hereto, that may be necessary or appropriate in order to ensure that such assignment will not (x) materially and adversely affect the businesses and operations of each of the Parties and their respective Affiliates or (y) create a competitive disadvantage for the Provider with respect to an acquiror that is a competitor, and (iv) no Party shall be obligated to provide any such assigned Services to an acquiror that is a competitor if the provision of such assigned Services to such acquiror would disrupt the operation of such Party’s businesses or create a competitive disadvantage for such Party with respect to such acquirer.

Section 8.15. Public Announcements. From and after the IPO Closing Time, the Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; or (b) as otherwise set forth in the Separation Agreement.

Section 8.16. Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of either CBS or Outdoor Americas or their Affiliates shall have any liability for any obligations or liabilities of CBS or Outdoor Americas, respectively, under this Agreement or for any claims based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

CBS CORPORATION

By:	/s/ Joseph R. Ianniello
Name: Joseph R. Ianniello
Title: Chief Operating Officer

CBS OUTDOOR AMERICAS INC.

By:	/s/ Donald R. Shassian
Name: Donald R. Shassian
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Amended and Restated Transition Services Agreement]

Schedule A

Transition Service Schedule

This Schedule A to the Amended and Restated Transition Services Agreement, dated July 16, 2014 (the “Agreement”), between CBS Corporation (“CBS”) and CBS Outdoor Americas Inc. (“Outdoor Americas”) sets forth the specific services that CBS will provide or cause to be provided to the Outdoor Americas Group as CBS Services pursuant, and subject, to the Agreement, and the terms pursuant to which such CBS Services are to be provided. Capitalized terms used herein but not otherwise defined shall have the same meanings as in the Agreement. Throughout these Schedules, where costs are referred to they should be assumed to be in the same denomination as the service fees unless otherwise stated.

Note A: Until the earlier of (1) termination of the Agreement or (2) the Split-Off Date, Outdoor Americas will pay CBS a monthly fee (the “Monthly Fee”) of $425,000 in respect of all CBS Services described in Sections 1, 2, 4 and 5 of this Schedule A below, which Monthly Fee will be reduced on a monthly basis by the excess of (a) the actual costs incurred by Outdoor Americas during such month in respect of such CBS Services over (b) the actual costs incurred by Outdoor Americas during December 2013 in respect of such CBS Services. After the Split-Off Date and until the earlier of (1) the termination of the Agreement or (2) July 31, 2014, Outdoor Americas will pay CBS a monthly fee of $100,000 in respect of all CBS Services described in Sections 1, 2, 4 and 5 of this Schedule A below. After July 31, 2014, and until the termination of this agreement, Outdoor Americas will pay CBS a monthly fee in an amount agreed to between CBS and Outdoor Americas in respect of all CBS Services described in Sections 1, 2, 4 and 5 of this Schedule A below. Fees in respect of all CBS Services described in Section 3 of this Schedule A below are set forth in such section. Any fees incurred by CBS as a result of engaging a third-party service provider in respect of all CBS Services described in Sections 1, 2, 4 and 5 of this Schedule A below shall be paid by Outdoor Americas.

Sections:

•	Section 1: Legal

•	Section 2: Finance

•	Section 3: Information Technology (IT)

•	Section 4: Insurance

•	Section 5: Employment

Section 1: Legal

Function	Detailed Requirements/Other Matters	Recipient	Provider	Term	Service Charge	CBS Local Service Manager	Outdoor Americas Local Service Manager
Legal Support

•     CBS to make legal personnel available to provide the assistance and consultation reasonably necessary to enable Outdoor Americas’ Corporate Legal Team to manage the legal matters for which CBS has historically provided support to Outdoor Americas (the “Legal Support Matters”), including cooperating in the transfer of the copies or originals of files related to such matters, including, without limitation, the following matters:

•   General litigation

•   Wrongful death and personal injury

•   Compliance

•   Intellectual property

•   Corporate (structural)

•   Real estate (owned and leased facilities)

•   Environmental

•   Labor/industrial relations

•   Corporate transactions

		Outdoor Americas	CBS	Until the later of 6 months following (i) the Split-Off Date and (ii) September 30, 2014	N/A (see Note A above)

CBS’s Corporate Legal Team

•     General litigation (Anthony Bongiorno and Naomi Waltman)

•     Wrongful death and personal injury (Eric Sobczak and Robert Noethiger)

•     Compliance (Hazel Mayers)

•     Intellectual property (Rebecca Borden and Mallory Levitt)

•     Real estate (owned and leased facilities) (Julie Behuniak)

•     Environmental (Bill Wall, Eric Sobczak and Robert Noethiger)

•     Labor/industrial relations (Mark Engstrom)

Outdoor Americas’ Corporate Legal Team (Rich Sauer)

Legal Support	• CBS to make legal personnel available to answer questions with respect to the Legal Support Matters, as reasonably requested by Outdoor Americas.	Outdoor Americas	CBS	Until the later of 12 months following (i) the Split-Off Date and (ii) September 30, 2014	N/A (see Note A above)	• Corporate transactions (Laura Franco and Pepper Brill)

Public Company Support	• CBS to make legal personnel available to provide reasonable assistance to Outdoor Americas with respect to public company matters for which CBS has historically provided support to Outdoor Americas.	Outdoor Americas	CBS	Until the later of 6 months following (i) the Split-Off Date and (ii) September 30, 2014	N/A (see Note A above)	CBS’s Corporate Legal Team (Angie Straka)	Outdoor Americas’ Corporate Legal Team (Rich Sauer)

ISDA Master Agreements	• CBS to use reasonable efforts to provide assistance to Outdoor Americas with respect to executing ISDA Master Agreements.	Outdoor Americas	CBS	Until the later of 6 months following (i) the Split-Off Date and (ii) September 30, 2014	N/A (see Note A above)	CBS’s Corporate Legal Team (Alissa Makower) and CBS’s Corporate Treasury Team (Ken Hill and Jim Morrison)	Outdoor Americas’ Corporate Legal Team (Rich Sauer) Outdoor Americas’ Treasury Team (JD Karabas)

Section 2: Finance
Function	Detailed Requirements/Other Matters	Recipient	Provider	Term	Service Charge	CBS Local Service Manager	Outdoor Americas Local Service Manager
Domestic Cash Management

•     CBS to use commercially reasonable efforts to support all domestic cash management functions of Outdoor Americas, overseeing daily cash receipts and disbursements, managing the daily liquidity, opening and closing bank accounts.

		Outdoor Americas	CBS	Until the later of the Split-Off Date and September 30, 2014	N/A (see Note A above)	CBS’s Treasury Team (Ken Hill and Jim Morrison)	Outdoor Americas’ Finance & Treasury Teams (Donald Shassian, Ray Nowak, JD Karabas and Ted Siry) ()

S/T Investments and Borrowings	• CBS to use commercially reasonable efforts to support daily investments and borrowing activities of Outdoor Americas.	Outdoor Americas	CBS	Until the later of the Split-Off Date and September 30, 2014	N/A (see Note A above)	CBS’s Treasury Team (Ken Hill and Jim Morrison)	Outdoor Americas’ Finance & Treasury Teams (Donald Shassian, Ray Nowak, JD Karabas and Ted Siry)

Debt Management

•     CBS to use commercially reasonable efforts to provide Outdoor Americas support in management of their debt obligations, including calculating and arranging for Outdoor Americas to pay interest and amortizations, monitoring and completing compliance requirements and communicating with rating agencies.

		Outdoor Americas	CBS	Until the later of September 30, 2014 and Split-Off Date	N/A (see Note A above)	CBS’s Treasury Team (Ken Hill and Jim Morrison)	Outdoor Americas’ Finance & Treasury Teams (Donald Shassian, Ray Nowak, JD Karabas and Ted Siry)

Interest Rate Swap Management

•     CBS to use commercially reasonable efforts to provide Outdoor Americas support in management of interest rate risk, including interest rate swaps (as applicable), calculating and arranging for Outdoor Americas to pay settlement amounts, providing calculations for monthly and quarterly accounting entries and monitoring counterparty risk levels.

		Outdoor Americas	CBS	Until the later of September 30, 2014 and Split-Off Date	N/A (see Note A above)	CBS’s Treasury Team (Ken Hill and Jim Morrison)	Outdoor Americas’ Finance & Treasury Teams (Donald Shassian, Ray Nowak, JD Karabas and Ted Siry)

International Cash Management

•     CBS to use commercially reasonable efforts to provide Outdoor Americas support in funding international operations, monitoring worldwide cash balances and opening and closing international bank accounts as required.

		Outdoor Americas	CBS	Until the later of September 30, 2014 and Split-Off Date	N/A (see Note A above)	CBS’s Treasury Team (Ken Hill)	Outdoor Americas’ Finance & Treasury Teams (Donald Shassian, Ray Nowak, JD Karabas and Ted Siry)

Foreign Exchange Execution and Hedging	• CBS to use commercially reasonable efforts to provide Outdoor Americas support in executing foreign exchange transactions and hedging foreign exchange risks as appropriate.	Outdoor Americas	CBS	Until the later of September 30, 2014 and Split-Off Date	N/A (see Note A above)	CBS’s Treasury Team (Ken Hill)	Outdoor Americas’ Finance & Treasury Teams (Donald Shassian, Ray Nowak, JD Karabas and Ted Siry)

Public Company Support

•     CBS to make corporate finance personnel available to provide reasonable assistance to Outdoor Americas with respect to public company matters for which CBS has historically provided support to Outdoor Americas.

		Outdoor Americas	CBS	Until the later of 6 months following (i) the Split-Off Date and (ii) September 30, 2014	N/A (see Note A above)	CBS’s Corporate Finance Team (Larry Ding)	Outdoor Americas’ Corporate Finance Team (Ray Nowak and Ted Siry)

Letter of Credit and Surety Bond Management

•     CBS to use commercially reasonable efforts to provide Outdoor Americas support in executing, adding, terminating, modifying and otherwise managing letters of credit and surety bonds necessary for the operation of the Outdoor Americas Business.

		Outdoor Americas	CBS	Until the later of September 30, 2014 and Split-Off Date	Actual out-of-pocket costs	CBS’s Treasury Team (Ken Hill)	Outdoor Americas’ Finance & Treasury Teams (Donald Shassian, Ray Nowak, JD Karabas and Ted Siry)

Section 3: Information Technology (IT)
Function	Detailed Requirements/Other Matters	Recipient	Provider	Term	Service Charge	CBS Local Service Manager	Outdoor Americas Local Service Manager
Disaster Recovery	• CBS to use commercially reasonable efforts to provide Outdoor Americas with disaster recovery (“DR”) assistance in the event of an actual disaster.	Outdoor Americas	CBS	Until the earlier of: (i) completion by Outdoor Americas of its data center migration from Brooklyn to Leonia; and (ii) December 31, 2014

$12,500 per month in which service is provided.

Should a DR event affecting all of CBS occur, CBS will bill Outdoor Americas for 6.5% of the total actual service fees paid to IBM in connection with the event. Should a DR event affecting only Outdoor Americas occur, CBS will bill Outdoor Americas for: (i) 100% of the total actual service fees paid to IBM in connection with the event; (ii) services charges at the rate of $120 per hour per person for work performed by each CBS resource (if any) assigned to respond to the event at Outdoor Americas’ request; and (iii) actual out-of-pocket expenses incurred by CBS in responding to the event.

						CBS’s IT Team (Elizabeth Gilmore)	Outdoor Americas’ IT Team (Vic Gomez)

Data Center Hosting

•     CBS to use commercially reasonable efforts to provide Outdoor Americas with the following services:

•   Monitoring and supporting Outdoor Americas’ servers with respect to hardware/operating system software maintenance, break fix and server operations.

•   Maintaining shared server support infrastructure, including antivirus and systems management.

	Outdoor Americas	CBS	Until the earlier of: (i) the last day of Outdoor Americas’ tenancy at the Brooklyn data center, provided that if Outdoor Americas elects to remain at the Brooklyn data center following CBS’s migration to Piscataway, Outdoor Americas shall immediately assume all of CBS’s obligations to the Brooklyn data center provider; and (ii) June 30, 2014	$53,130 per month. For any month in which Outdoor Americas has more than 49 servers, an additional $1,450 per month per additional server	CBS’s IT Team (Bill Daly)	Outdoor Americas’ IT Team (Vic Gomez)

Database Administration - Oracle

•     CBS to use commercially reasonable efforts to provide Outdoor Americas with Oracle database support (1) in emergency situations and (2) for tasks that cannot be managed through a WebEx access protocol.

	Outdoor Americas	CBS	Until December 31, 2014	$250 per hour per person providing such service	CBS’s IT Team (Sherry Naleszkiewicz)	Outdoor Americas’ IT Team (Derek Hayden)

Tape Backup	• CBS to use commercially reasonable efforts to operate and support the tape backup systems at Outdoor Americas’ Brooklyn and Leonia data centers.	Outdoor Americas	CBS	Until the earlier of: (i) completion by Outdoor Americas of its data center migration from Brooklyn to Leonia; and (ii) December 31, 2014	$6,250 per month For any month in which Outdoor Americas has more than 34 terabytes, an additional $275 per month per additional terabytes	CBS’s IT Team (Bill Daly)	Outdoor Americas’ IT Team (Vic Gomez)

Shared Storage

•     CBS to use commercially reasonable efforts to provide Outdoor Americas with:

•   Support (including engineering support) of shared storage environment for file and block storage.

•   Hardware and software maintenance for equipment at shared storage environments.

		Outdoor Americas	CBS	Until December 31, 2014	$6,250 per month For any month in which Outdoor Americas has more than 24 terabytes, an additional $375 per month per additional terabytes	CBS’s IT Team (Bill Daly)	Outdoor Americas’ IT Team (Vic Gomez)

Email/Directory / Handheld

•     CBS to use commercially reasonable efforts to:

•   Manage and support the Active Directory service and related Active Directory hardware for Outdoor Americas.

•   Manage and support Outdoor Americas’ current e-mail environment and assist Outdoor Americas with account and mailbox creation, maintenance, message virus scanning, and server side support of handhelds that access corporate e-mail remotely for Outdoor Americas.

		Outdoor Americas	CBS	Until December 31, 2014	$15,600 per month For any month in which Outdoor Americas has more than 1,873 mailboxes, an additional $820.00 per month per additional 100 mailboxes per month (billed in 100 mailbox increments)	CBS’s IT Team (Marc Zito)	Outdoor Americas’ IT Team (Vic Gomez)

Telecom Data (Support and Data Circuits)

•     CBS to use commercially reasonable efforts to:

•   Manage Outdoor Americas’ Wide Area Network, which connects Outdoor Americas’ offices to CBS’ data centers and the Internet, including sites connected to the Sprint MPLS network and sites connected as of the date of the Agreement via Site-to-Site VPN (domestic & International). As Site-to-Site VPN locations are migrated to connect to the Leonia data center using new firewalls, Outdoor will assume responsibility for those locations.

•   Provide trouble-reporting, monitoring, configuration change, installation (exclusive of travel costs), use of the CBS owned network circuits where required until such time all sites are connected directly to the Leonia data center.

•   Configure Outdoor Americas’ WAN/LAN components in order to assist Outdoor Americas with completing the migration of Outdoor Americas’ supported infrastructure.

	Outdoor Americas	CBS	Until December 31, 2014	$25,370 per month	CBS’s IT Team (Marc Zito)	Outdoor Americas’ IT Team (Chris Eidt)

Security/ Risk

•     CBS to provide management oversight to Outdoor Americas’ third-party service providers for the management of data security functions including firewalls, intrusion detection systems, proxy servers, forensic tools and anti-spam systems.

		Outdoor Americas	CBS	Until December 31, 2014	$50,000 per month	CBS’s IT Team (Joel Molinoff)	Outdoor Americas’ IT Team (Vic Gomez)

Help Desk

•     CBS to use commercially reasonable efforts to provide Help Desk support to Outdoor Americas using Service Now email and phone access.

•     CBS to provide Outdoor Americas with a one-time extract of historical ticket and support data.

		Outdoor Americas	CBS	Until December 31, 2014	$11,000 per month	CBS’s IT Team (Phaedra Crater)	Outdoor Americas’ IT Team (Ali Saleh)

SharePoint

•     CBS to use commercially reasonable efforts to provide Outdoor Americas with access to the following sites:

•   http://law.cbs.net/sites/outdoor

•   http://law.cbs.net

•   http://corporate.cbs.net/sites/policies

•   http://corporate.cbs.net/sites/recordsretention

•     CBS to provide Outdoor Americas with a one-time extract of data from SharePoint.

		Outdoor Americas	CBS	Until the earlier of: (i) the Split Off Date; or (ii) December 31, 2014	No charge	CBS’s IT Team (Laksh Nathan)	Outdoor Americas’ IT Team (Chris Eidt)

Rental Space in Shelton CT	• CBS to provide Outdoor Americas rental space for the 3 Outdoor users currently located in CBS space in Shelton CT	Outdoor Americas	CBS	Until December 31, 2014	$1,000 per month per person providing the service	CBS’s IT Team (Amir Khan)	Outdoor Americas’ IT Team (Chris Eidt)

Website Directing

•     CBS to maintain domain names used by Outdoor Americas as of the Split-Off Date and redirect users to then current websites used by Outdoor Americas.

•     List of domain names used:

1.      cbsaffichage.ca

2.      cbsmidia.com

3.      cbsmidia.com.br

4.      cbsoa.info

5.      cbsoutdoor.biz

6.      cbsoutdoor.ca

7.      cbsoutdoor.cl

8.      cbsoutdoor.co

9.      cbsoutdoor.com

10.    cbs-outdoor.com

11.    cbsoutdoor.com.ar

12.    cbsoutdoor.com.br

13.    cbsoutdoor.com.mx

14.    cbsoutdoor.com.uy

15.    cbsoutdoor.mx

16.    cbsoutdoor.net

17.    cbsoutdoor.us

18.    cbsoutdoor.uy

19.    cbsoutdoorbrasil.com.br

20.    cbsoutdoorlatam.com

21.    cbsoutdoorsouthamerica.com

22.    cbsoutdoorsudamerica.com

23.    mycbsoutdoor.com

24.    Heres.com.uy

25.    Signstorey.com

26.    Subwayads.com

27.    Vendor.com.mx

28.    Vendor.mx

29.    Wannabillboard.com

		Outdoor Americas	CBS	Until two years following the Split-Off Date	Actual out-of-pocket costs	CBS’s IT Team (Mitch Lewandowski)	Outdoor Americas’ IT Team (Chris Eidt)

Secretariat/ Superviewer	• CBS shall use commercially reasonable efforts to provide Outdoor Americas with access to Superviewer and Secretariat.	Outdoor Americas	CBS	Until the earlier of (i) complete migration of Outdoor	No Charge	CBS’s IT Team (Jim Carpenter)	Outdoor Americas’ Corporate Legal Team (Rich Sauer)

• CBS to provide Outdoor Americas with a one-time extract of data from Secretariat of Outdoor Americas current and historical subsidiary information.	Americas active and historical subsidiary data from Secretariat to CSC Entity Management and (ii) CBS’s decommissioning of Secretariat and Superviewer

Section 4: Insurance

Function	Detailed Requirements/Other Matters	Recipient	Provider	Term	Service Charge	CBS Local Service Manager	Outdoor Americas Local Service Manager
Insurance	• CBS to provide reasonable cooperation in responding to inquiries from Outdoor Americas regarding transitioning from CBS’s insurance programs.	Outdoor Americas	CBS	Until the later of 6 months following (i) the Split-Off Date and (ii) September 30, 2014	N/A (see Note A above)	CBS’s Insurance Team (Gene Mellevold and Stephanie Grossberg)	Outdoor Americas’ Insurance Team (JD Karabas)

Section 5: Employment

Function	Detailed Requirements/Other Matters	Recipient	Provider	Term	Service Charge	CBS Local Service Manager	Outdoor Americas Local Service Manager
Health and Welfare Benefits

•   CBS to provide reasonable access to its Health & Welfare personnel to answer questions and provide advisory services with respect to administration of all life insurance and health and benefit plans and ADP portal set up for employees of Outdoor Americas

		Outdoor Americas	CBS	Until the later of 6 months following (i) the Split-Off Date and (ii) September 30, 2014	N/A (see Note A above)	CBS’s Human Resources Team (Robert Brandwene, Michelle Martin)	Outdoor Americas’ Human Resources and Finance Teams (Tom Wisz, Valerie Sadler, George Wood)

Health and Welfare Benefits	• CBS to provide 2013 Summary Annual Reports to the CBS Outdoor Americas employees who participated in CBS’ health and welfare plans in 2013	Outdoor Americas	CBS	Until December 31, 2014	N/A (see Note A above)	CBS’s Human Resources Team (Robert Brandwene, Michelle Martin)	Outdoor Americas’ Human Resources Team (Tom Wisz, Valerie Sadler)

Retirement/ Pension

•   CBS to administer participation of employees in the following CBS retirement and pension plans: CBS Combined Pension Plan, CBS Retirement Excess Pension Plan, CBS Supplemental Executive Retirement Plan, and Westinghouse Executive Pension Plan (note: CBS may continue administering such plans in its sole discretion following the Split-Off)

		Outdoor Americas	CBS	Until the Split-Off Date	FAS 87 expense	CBS’s Human Resources Team (Ray Hägg, Travis Roever and Diana Purisic)	Outdoor Americas’ Human Resources Team (Tom Wisz, Valerie Sadler)

Retirement/ Pension	• CBS to provide 2013 Summary Annual Reports (“SAR”) and Form 5500’s for the CBS Outdoor Group Inc. Pension Plan for Designated Hourly Employees	Outdoor Americas	CBS	No later than October 31, 2014 (for Form 5500 services); no later than December 31, 14 (for SAR services)	N/A (see Note A above)	CBS’s Human Resources Team (Ray Hägg, Travis Roever and Diana Purisic)	Outdoor Americas’ Human Resources Team (Tom Wisz, Valerie Sadler)

Retirement/ Pension

•   CBS to make its Benefits personnel available to answer questions and provide advisory services with respect to administration of existing defined benefit pension plan transferred and new 401(k) plan set up for Outdoor Americas employees

	Outdoor Americas	CBS	Until the later of 12 months following (i) the Split-Off Date and (ii) September 30, 2014	N/A (see Note A above)	CBS’s Human Resources Team (Ray Hägg, Travis Roever and Diana Purisic)	Outdoor Americas’ Human Resources Team (Tom Wisz, Valerie Sadler)

Compensation Advisory Services

•   CBS to make its compensation personnel available to answer questions and provide advisory services with respect to :

•   Job analyses and market pricing for employment candidates and existing employees

•   Ongoing guidance on maintaining competitive pay levels

•   Processing and administrative support for merit and market-based increases

	Outdoor Americas	CBS	Until the later of 6 months following (i) the Split-Off Date and (ii) September 30, 2014	Pass-thru charges from survey providers	CBS’s Human Resources Team (Julia Ambrose)	Outdoor Americas’ Human Resources Team (Tom Wisz, and Head of Compensation TBH)

Stock Equity Administration

•   CBS to make its stock equity administration personnel available to answer questions and provide advisory services with respect to all global stock equity administration functions, including vendor management, overseeing broker and transfer agent transactions, reporting requests/requirements, SOX compliance, payroll and termination updates.

	Outdoor Americas	CBS	Until the later of 6 months following (i) the Split-Off Date and (ii) September 30, 2014	N/A (see Note A above)	CBS’s Human Resources Team (Steve Mirante, Rosalie Borzumato, Belle Lin)	Outdoor Americas’ Human Resources Team

Ongoing general HRIS Support

•   CBS to make its HRIS personnel available to provide the assistance and consultation reasonably necessary to enable Outdoor Americas’ Corporate HR and Finance Teams to manage matters for which CBS’s HRIS personnel have historically provided support to Outdoor Americas (including cooperating in the transfer of the copies or originals of files as required).

		Outdoor Americas	CBS HRIS	Until the later of 12 months following (i) the Split-Off Date and (ii) September 30, 2014	N/A (see Note A above)	CBS’s Human Resources Team (Nancy Guilbert)	Outdoor Americas’ Corporate HR and Finance Teams (Tom Wisz, Valerie Sadler, George Wood)

CBS Data Systems Access

•   CBS to provide Outdoor Americas (Payroll and HR personnel) with access to existing CBS Data Systems, including, but not limited to:

•   Kenexa

•   SAI/Integrity (Training/Compliance)

•   TALX (Employment Verification)

•   Skillsoft (Training/Compliance)

•   CBS to provide assistance with reviewing the data provided to CBSOA above.

		Outdoor Americas	CBS	Until the December 31, 2014 With respect to assistance with reviewing the data provided to Outdoor Americas, until the later of 12 months following (i) the Split-Off Date and (ii) September 30, 2014	N/A (see Note A above)	CBS’s Human Resources Team (Nancy Guilbert)	Outdoor Americas’ Corporate HR and Finance Teams(Tom Wisz, Valerie Sadler, George Wood)

Historical Data	• CBS to provide Outdoor Americas with a repository of historical HR data, including but not limited to: • Oracle HCM and Payroll	Outdoor Americas	CBS	Three days prior to the Split-Off Date	N/A (see Note A above)	CBS’s Human Resources Team (Nancy Guilbert)	Outdoor Americas’ Corporate HR and Finance Teams(Tom Wisz, Valerie Sadler, George Wood)

	• Kenexa • CBS to provide assistance with reviewing the historical data provided to CBSOA above.			With respect to assistance with reviewing the data provided to Outdoor Americas Inc., until the later of 12 months following (i) the Split-Off Date and (ii) September 30, 2014

Benefit Plan Audits/5500 Preparation

•   CBS to conduct audit of 2013 financial statements for CBS Outdoor Group Inc. Pension Plan for Designated Hourly Employees and the Pension Plan for Employees of CBS Outdoor Canada LP and deliver audited financial statements along with regulatory filings in Canada and Form 5500. 2013 engagement of Mitchell & Titus and PWC Canada will be obtained by CBS.

		Outdoor Americas	CBS	No later than June 2014 (for Canada); no later than October 2014 (for U.S.)	N/A (see Note A above)	CBS’s HR Finance and Financial Reporting Teams – (Mike Niceberg and Josephine Mastrandrea)	Outdoor Americas’ Finance Team (Ted Siry and George Wood)

Pension Plan Footnote Disclosure	• CBS to make its HR and Finance personnel reasonably available to answer questions with respect to the pension disclosure matters, as reasonably requested by Outdoor Americas.	Outdoor Americas	CBS	Until the later of 12 months following (i) the Split-Off Date and (ii) September 30, 2014	N/A (see Note A above)	CBS’s HR Finance and Financial Reporting Teams – (Mike Niceberg and Raj Bhatt)	Outdoor Americas’ Finance Team (Ted Siry and George Wood)

Relocation	• CBS to terminate services with Cartus and transition the services they were providing to Outdoor Americas	Outdoor Americas	CBS	Until Split-Off Date	N/A (see Note A above)	CBS’s HR Finance and Financial Reporting Teams (Mike Niceberg)	Outdoor Americas’ Finance Team (Ted Siry and George Wood)

Payroll Support

•   CBS’s Corporate Payroll Department to provide guidance and support to Outdoor Americas’ Payroll Department with regard payroll processing, tax reporting and garnishment administration.

•   CBS’s HR Team to provide Outdoor Americas’ Payroll Department with access to historical payroll data.

•   CBS to provide assistance with reviewing the historical payroll data to CBSOA above.

	Outdoor Americas	CBS	Until Split-Off Date With respect to assistance with reviewing the data provided to Outdoor Americas, until the later of 12 months following (i) the Split-Off Date and (ii) September 30, 2014	N/A (see Note A above)	CBS Corporate Payroll and CBS Human Resources Team (Bill Condon and Steve Mirante)	Outdoor Americas’ Payroll Department and Human Resources Team

Schedule B

Transition Service Schedule

This Schedule B to the Amended and Restated Transition Services Agreement, dated July 16, 2014 (the “Agreement”), between CBS Corporation (“CBS”) and CBS Outdoor Americas Inc. (“Outdoor Americas”) sets forth the specific services that Outdoor Americas will provide or cause to be provided to the CBS Group as Outdoor Americas Services pursuant, and subject, to the Agreement, and the terms pursuant to which such Outdoor Americas Services are to be provided. Capitalized terms used herein but not otherwise defined shall have the same meanings as in the Agreement. Throughout these Schedules, where costs are referred to they should be assumed to be in the same denomination as the service fees unless otherwise stated.

Note B: Any fees incurred by Outdoor Americas as a result of engaging a third-party service provider in respect of all Outdoor Americas Services described in Sections 1, 2 and 3 below shall be paid by CBS.

Sections:

•	Section 1: Malls Support

•	Section 2: Information Technology (IT)

•	Section 3: Other

Section 1: Malls Support

Function	Detailed Requirements/Other Matters	Recipient	Provider	Term	Service Charge	CBS Local Service Manager	Outdoor Americas Local Service Manager
CMS/IMS

•   Outdoor America to provide CBS with support for CMS/IMS and allow access to all employees of CBS’s Malls business that currently have access to the system.

•   This includes the ability to create proposals and contracts to support sales operations in CMS.

•   This includes the ability to create holds, report charting, create work orders, create service orders, manage posted and delivered contracts, generate pacing reports, manage proof of performance, work completion reports and trigger billing in IMS.

•   Outdoor America to provide CBS with reasonable cooperation with respect to providing extracts for customer billing records from CMS and inventory locations from IMS.

•   Outdoor Americas to continue to provide CBS with monthly commission statements for CBS’s Malls business, as well as the corresponding billing and cash receipts reports to support the commission statements. Outdoor Americas to also continue to provide applicable billing reports to support any bonus payouts to employees of CBS’s Malls business.

		CBS	Outdoor Americas	Until June 30, 2014	No charge	CBS Radio (Steve Grosso)	Outdoor Americas’ IT Team (Chris Eidt)

•   Outdoor Americas to provide CBS with a monthly detailed accounts receivable aging report, updated to reflect all corresponding cash applications.

•   Outdoor Americas to continue to provide Malls users access to BMS.net to utilize program for POP reporting for as long as contracts and invoicing services are provided by CMS.

Oracle Property Manager

•   Outdoor Americas to continue to provide ordinary course administration services of all CBS Malls leases in Oracle Property Manager (“OPM”), including updates to reflect amendments to current leases and the addition of new leases.

•   Outdoor Americas to continue to provide ordinary course access to OPM for any employees of the Business who currently have system access to allow the ability to view lease details of CBS Malls leases and to run reports.

•   Outdoor Americas to continue to process all lease payments in the ordinary course for CBS’s Malls business

•   Outdoor America to use commercially reasonable efforts to cooperate with respect to providing a one time data extract from Oracle Property Manager / Leases information.

	CBS	Outdoor Americas	June 30, 2014	No charge	CBS Radio (Steve Grosso)	Outdoor Americas’ IT Team (Derek Hayden)

Accounts Payable	Outdoor Americas to continue to use reasonable efforts to cooperate with CBS on questions in connection with vendors or open invoices associated with CBS’s Malls business.	CBS	Outdoor Americas	June 30, 2014	No charge	CBS Radio (Steve Grosso)	Outdoor Americas’ Finance Team (Ted Siry)

Digital Display Services – Spokane, WA Facility

Outdoor Americas’ Digital Ops to provide digital support services to CBS’s Malls business out of Outdoor Americas’ Spokane, WA facility based on the following current support roles:

•   Outdoor Americas’ Digital Ops to provide reasonable commercial support for scheduling playlists and posting of digital content and ads to the existing 25 digital players at the Mall of America (“MOA”) and 12 digital players in Hawaii Malls.

•   Outdoor Americas’ Digital Ops to provide reasonable commercial support to CBS’s Malls business in converting digital ad copy material to formats compatible with the display.

•   Hours of support are Monday – Friday 5am – 11pm PT and Saturday 6am – 1pm PT.

•   Outdoor Americas Digital Ops team to provide local support contacts to CBS Malls for physical operations support in both MOA and Hawaii as needed.

		CBS	Outdoor Americas	December 31, 2014	No charge for base services up to 30 man hours per week. Hours above 30 per week to be charged at a rate of $100 per hour in quarter hour increments.	CBS Radio (Steve Grosso)	Outdoor Americas’ IT Team (Chris Eidt)

Section 2: Information Technology (IT)

Function	Detailed Requirements/Other Matters	Recipient	Provider	Term	Service Charge	CBS Local Service Manager	Outdoor Americas Local Service Manager
Data Center Migration

•   Outdoor Americas to cooperate with CBS in the migration, separation and transition of data centers, as promptly as practicable in a manner that conforms with reasonable industry standards, as determined by CBS, including: cooperating in contract negotiations, ordering hardware and software, testing applications, systems, networks, network security, application testing, communicating outages, etc.

		CBS	Outdoor Americas	Until the earlier of: (i) completion of data center migration from Brooklyn to Leonia; and (ii) December 31, 2014.	No charge	CBS’s IT Team (Bill Daly)	Outdoor Americas’ IT Team (Chris Eidt)
Email Migration

•   Outdoor Americas to cooperate with CBS in the migration, separation and transition of email accounts, as promptly as practicable and in a manner that conforms with reasonable industry standards, as determined by CBS, including: cooperating in contract negotiations, desktop management, data migration, ordering hardware and software, migration plan and testing of email on the new platform.

•   Outdoor Americas will be solely responsible for all additional efforts such as creating local email files and any other email activities outside the scope of what is listed above.

		CBS	Outdoor Americas	Until December 31, 2014	No charge	CBS’s IT Team (Marc Zito)	Outdoor Americas’ IT Team (Vic Gomez)

Outdoor International TSA Support

•   Outdoor Americas to provide CBS with full assistance, as promptly as practicable, in providing services owed by CBS pursuant to the Transition Services Agreement, dated September 30, 2013 (the “Platinum TSA”), between CBS, CBS Worldwide Ltd., as general partner of PTC Holdings C.V., CBS International Holdings BV, CBS Outdoor Metro Services Ltd., Doubleplay I Limited, Doubleplay III Limited, Doubleplay Rail Limited and Doubleplay LU Limited.

	CBS	Outdoor Americas	Until termination of the Platinum TSA	No charge	CBS’s IT Team (Sue Fiacco)	Outdoor Americas’ IT Team (Chris Eidt)

Section 3: Other

Function	Detailed Requirements/Other Matters	Recipient	Provider	Term	Service Charge	CBS Local Service Manager	Outdoor Americas Local Service Manager
Corporate Structural

•   Outdoor Americas to make legal personnel available to provide the assistance and consultation reasonably necessary to enable CBS’s Corporate Legal Team to manage the corporate structural issues for which Lisa Tanzi had historically provided support to CBS

		CBS	Outdoor Americas	Until the later of 6 months following (i) the Split-Off Date and (ii) September 30, 2014	No charge	CBS’s Legal Team (Angie Straka)	Outdoor Americas’ Legal Team (Lisa Tanzi)
Corporate Treasury

•   Outdoor Americas to make corporate treasury personnel available to provide the assistance and consultation reasonably necessary to enable CBS’s Corporate Treasury to manage the corporate structural issues for which JD Karabas had historically provided support to CBS

		CBS	Outdoor Americas	Until the later of 6 months following (i) the Split-Off Date and (ii) September 30, 2014	No charge	CBS’s Corporate Treasury Team (Ken Hill and Jim Morrison)	Outdoor Americas’ Corporate Treasury Team (JD Karabas)

Exhibit I

Service Managers

•	The initial CBS Services Manager is Ed Schwartz.

•	The initial Outdoor Americas Services Manager is Donald Shassian.

I-1